UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following statement was provided by Allergan, Inc. (“Allergan”) in response to media inquiries regarding the letter delivered by William Ackman of Pershing Square Capital Management, L.P. (“Pershing Square”) to the Allergan Board on July 16, 2014:

“Pershing Square’s letter to the Allergan Board is not based on facts, and is rooted purely in self-interest and innuendo. Mr. Ackman is simply trying to distract Allergan stockholders from the fact that the Valeant proposal is grossly inadequate and substantially undervalues Allergan.

Mr. Ackman’s economic interests are directly aligned with those of Valeant stockholders. Pershing Square has agreed to exchange its shares of Allergan for a fixed number of Valeant shares, and therefore Pershing Square benefits (to the detriment of all other Allergan stockholders) if Valeant pays less for Allergan. Mr. Ackman is clearly interested in providing only self-serving negotiating advice while the Allergan Board is focused on pursuing the most attractive course of action for all Allergan stockholders.”